UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
(RULE 13d - 102)

Information to be included in statements filed pursuant
to Rules 13d-1(b), (c) and (d) and amendments thereto filed
pursuant to 13d-2(b)

(AMENDMENT NO.2)*

RTI International Metals, Inc.
(Name of Issuer)

Common Shares, par value $.01
(Title of Class of Securities)

74973W107
(CUSIP Number)

December 31, 2009
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule
pursuant to which this Schedule is filed:

[ ]        Rule 13d-1(b)
[x]        Rule 13d-1(c)
[ ]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on the Following Pages)

CUSIP No. 74973W107

1.           NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Partners, LP

2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)  [x]
(b)  [ ]

3.           SEC USE ONLY

4.           CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH

5.           SOLE VOTING POWER

0

6.           SHARED VOTING POWER

0

7.           SOLE DISPOSITIVE POWER

0

8.           SHARED DISPOSITIVE POWER

0

9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
              REPORTING PERSON

0

10.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES*             [ ]

11.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%

12.           TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74973W107

1.           NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

LCG Select, LLC

2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)  [x]
(b)  [ ]

3.           SEC USE ONLY

4.           CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH

5.           SOLE VOTING POWER

0

6.           SHARED VOTING POWER

0

7.           SOLE DISPOSITIVE POWER

0

8.           SHARED DISPOSITIVE POWER

0

9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
              REPORTING PERSON

0

10.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES*       [ ]

11.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%

12.           TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74973W107

1.           NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Spectrum, LLC

2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)  [x]
(b)  [ ]

3.           SEC USE ONLY

4.           CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH

5.           SOLE VOTING POWER

0

6.           SHARED VOTING POWER

0

7.           SOLE DISPOSITIVE POWER

0

8.           SHARED DISPOSITIVE POWER

0

9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
              REPORTING PERSON

0

10.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES*       [ ]

11.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%

12.           TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74973W107

1.           NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Partners Offshore, Ltd.

2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)  [x]
(b)  [ ]

3.           SEC USE ONLY

4.           CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH

5.           SOLE VOTING POWER

0

6.           SHARED VOTING POWER

0

7.           SOLE DISPOSITIVE POWER
0

8.           SHARED DISPOSITIVE POWER

0

9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
              REPORTING PERSON

0

10.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES*          [ ]

11.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%

12.           TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74973W107

1.           NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

LCG Select Offshore, Ltd.

2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)  [x]
(b)  [ ]

3.           SEC USE ONLY

4.           CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH

5.           SOLE VOTING POWER

0

6.           SHARED VOTING POWER

0

7.           SOLE DISPOSITIVE POWER
0

8.           SHARED DISPOSITIVE POWER

0

9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
              REPORTING PERSON

0

10.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES*      [ ]

11.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%

12.           TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74973W107

1.           NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Spectrum Offshore, Ltd.

2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)  [x]
(b)  [ ]

3.           SEC USE ONLY

4.           CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH

5.           SOLE VOTING POWER

0

6.           SHARED VOTING POWER

0

7.           SOLE DISPOSITIVE POWER
0

8.           SHARED DISPOSITIVE POWER

0

9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
              REPORTING PERSON

0

10.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES*        [ ]

11.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%

12.           TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74973W107

1.           NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Group, LP

2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)  [x]
(b)  [ ]

3.           SEC USE ONLY

4.           CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH

5.           SOLE VOTING POWER

0

6.           SHARED VOTING POWER

0

7.           SOLE DISPOSITIVE POWER

0

8.           SHARED DISPOSITIVE POWER

0

9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
              REPORTING PERSON

0

10.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES*          [ ]

11.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%

12.           TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74973W107

1.           NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Management, LLC

2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)  [x]
(b)  [ ]

3.           SEC USE ONLY

4.           CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH

5.           SOLE VOTING POWER

0

6.           SHARED VOTING POWER

0

7.           SOLE DISPOSITIVE POWER

0

8.           SHARED DISPOSITIVE POWER

0

9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
              REPORTING PERSON

0

10.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES*       [ ]

11.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%

12.           TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74973W107

1.           NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

LCG Holdings, LLC

2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)  [x]
(b)  [ ]

3.           SEC USE ONLY

4.           CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH

5.           SOLE VOTING POWER

0

6.           SHARED VOTING POWER

0

7.           SOLE DISPOSITIVE POWER

0

8.           SHARED DISPOSITIVE POWER

0

9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
              REPORTING PERSON

0

10.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES*            [ ]

11.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%

12.           TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74973W107

1.           NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Christian Leone

2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)  [x]
(b)  [ ]

3.           SEC USE ONLY

4.           CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.           SOLE VOTING POWER

0

6.           SHARED VOTING POWER

0

7.           SOLE DISPOSITIVE POWER

0

8.           SHARED DISPOSITIVE POWER

0

9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
              REPORTING PERSON

0

10.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES*          [ ]

11.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%

12.           TYPE OF REPORTING PERSON*

IN, HC

*SEE INSTRUCTIONS BEFORE FILLING OUT!

This statement is filed with respect to the shares of common stock (the "Common Stock") of RTI International Metals, Inc. (the "Issuer") beneficially owned by the Reporting Persons identified below as of December 31, 2009, and amends and supplements the Schedule 13G originally filed on August 22, 2008, as previously amended (collectively, the "Schedule 13G").  Except as set forth herein, the Schedule 13G is unmodified.

The names of the persons filing this statement on Schedule 13G are (collectively, the “Reporting Persons”):

•	Luxor Capital Partners, LP, a Delaware limited partnership (the “Onshore Fund”);

•	LCG Select, LLC, a Delaware limited liability company (the “Select Onshore Fund”);

•	Luxor Spectrum, LLC, a Delaware limited liability company (the “Spectrum Onshore Fund”);

•	Luxor Capital Partners Offshore, Ltd., a Cayman Islands exempted company (the “Offshore Fund”);

•	LCG Select Offshore, Ltd., a Cayman Islands exempted company (the “Select Offshore Fund”);

•	Luxor Spectrum Offshore, Ltd., a Cayman Islands exempted company (the “Spectrum Offshore Fund”);

•	Luxor Capital Group, LP, a Delaware limited partnership (“Luxor Capital Group”);

•	Luxor Management, LLC, a Delaware limited liability company (“Luxor Management”);

•	LCG Holdings, LLC, a Delaware limited liability company (“LCG Holdings”); and

•	Christian Leone, a United States citizen (“Mr. Leone”).

ITEM 4.         OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)         Amount beneficially owned:

None of the Reporting Persons beneficially owns any shares of Common Stock.

(b) Percent of Class:

Not applicable.

(c)         Number of shares as to which such person has:

(i)            Sole power to vote or to direct the vote of Common Stock:

Not applicable.

(ii)           Shared power to vote or to direct the vote of Common Stock:

Not applicable.

(iii)          Sole power to dispose or to direct the disposition of Common Stock:

Not applicable.

(iv)          Shared power to dispose or to direct the disposition of Common Stock:

Not applicable.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 10.        CERTIFICATION.

By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                                       SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Dated:    February 16, 2010

LUXOR CAPITAL PARTNERS, LP
By: LCG Holdings, LLC, as General Partner

By:  /s/ Norris Nissim
                             Norris Nissim,
                             General Counsel

LCG SELECT, LLC
By: LCG Holdings, LLC, as Managing Member

By:  /s/ Norris Nissim
                             Norris Nissim,
                             General Counsel

LUXOR SPECTRUM, LLC
By: LCG Holdings, LLC, as Managing Member

By:  /s/ Norris Nissim
                             Norris Nissim,
                             General Counsel

LUXOR CAPITAL PARTNERS OFFSHORE, LTD.
By: Luxor Capital Group, LP, as investment manager

By:  /s/ Norris Nissim
                             Norris Nissim,
                             General Counsel

LCG SELECT OFFSHORE, LTD.
By: Luxor Capital Group, LP, as investment manager

By:  /s/ Norris Nissim
                             Norris Nissim,
                             General Counsel

LUXOR SPECTRUM OFFSHORE, LTD.
By: Luxor Capital Group, LP, as investment manager

By:  /s/ Norris Nissim
                             Norris Nissim,
                             General Counsel

LUXOR CAPITAL GROUP, LP
By: Luxor Management, LLC, as General Partner

By:  /s/ Norris Nissim
                             Norris Nissim,
                             General Counsel

LCG HOLDINGS, LLC

By:  /s/ Norris Nissim
             Norris Nissim,
             General Counsel

LUXOR MANAGEMENT, LLC

By:  /s/ Norris Nissim
              Norris Nissim,
              General Counsel

/s/ Elena Cimador
      Elena Cimador, as Attorney-in-Fact
      For Christian Leone

EXHIBIT C
POWER OF ATTORNEY

The undersigned hereby makes, constitutes and appoints each of Adam Miller and Elena Cimador as the undersigned’s true and lawful authorized representative, attorney-in-fact and agent, each with the power individually to execute for and on behalf of the undersigned and to file with and deliver to the United States Securities and Exchange Commission and any other authority or party required or entitled to receive the same: (a) any Forms 3, 4 and 5, and any amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules promulgated thereunder; and (b) any Schedule 13D or Schedule 13G, and any amendments thereto, on behalf of the undersigned in accordance with Section 13 of the 1934 Act and the rules promulgated thereunder.

The undersigned also hereby grants to each such attorney-in-fact the full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that each of the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Section 16 or Section 13 or any other provision of the 1934 Act or the rules promulgated thereunder.

This Power of Attorney shall remain in full force and effect until earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of January 20, 2006.

/s/ Christian Leone
Christian Leone

ACKNOWLEDGEMENT IN NEW YORK STATE

STATE OF NEW YORK         )
                                                   :  ss.:
COUNTY OF NEW YORK     )

On January 20, 2006, before me, the undersigned personally appeared, Christian Leone, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/  Michael J. Sadler
      Michael J. Sadler
      Notary Public

[Notary Stamp and Seal]